Exhibit 23.1

Paritz & Company, P.A.
certified public accountants                          15 Warren Street, Suite 25
                                                            Hackensack, NJ 07601
                                                              (201) 342-342-7753
                                                             Fax: (201) 342-7598


Board of Directors
Fellazo Corp.
Republic of Moldova

Gentlemen:

We consent to the use in this amendment No. 2 to the Registration Statement on Form S-1/A of our report dated November 16, 2015 relating to the financial statements of Fellazo Corp. as of August 31, 2015 and 2014, and for the year ended August 31, 2015 and for the period from May 28, 2014 (inception) to August 31, 2014, and to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Paritz & Company, P.A.
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Paritz & Company, P.A.
Hackensack, New Jersey
March 14, 2016